Exhibit 10.109

                            SUBLICENSE AGREEMENT
                            --------------------

      This Sublicense Agreement (hereinafter referred to as this "Agreement"), effective as of April 14, 2004, (the "Effective Date"), is entered into by and between IGI, Inc. ("IGI"), with its principal place of business located at 105 Lincoln Avenue, Buena, New Jersey 08310, and Tarpan Therapeutics, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), with is principal place of business located at 787 Seventh Avenue, 48th Floor, New York, NY 10019.

      WHEREAS, IGI has been granted the exclusive license to certain proprietary rights and intellectual property (including pursuant to certain patents) to a technology for the clinical uses of PTH 1-34 relating to the regulation of cell differentiation and proliferation for treatment of skin disorders (the "Technology"), invented by Michael F. Holick, M.D., PhD, pursuant to the terms of a License Agreement between and among IGI and Michael F. Holick, M.D., PhD and A&D Bioscience, Inc. dated effective as of December 24, 2003 (the "Master License Agreement"), a copy of which is attached hereto as Exhibit A; and

      WHEREAS, the Company desires to obtain from IGI, and IGI desires to grant to the Company, an exclusive, world-wide, royalty bearing sublicense to develop and commercialize the Technology on the terms and conditions set forth herein; and

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                           ARTICLE 1 - DEFINITIONS
                           -----------------------

      For the purposes of this Agreement, the following words and phrases shall have the following meanings:

      1.1 The "Company" shall mean Tarpan Therapeutics, Inc., a Delaware corporation.

      1.2 "Affiliate" of any Entity (as defined herein) shall mean another Entity that directly or indirectly controls, is controlled by, or is under common control with, such first Entity.

            1.2.1 "Control" shall mean direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than a 50% ownership interest in such Entity.

            1.2.2 "Entity" shall mean any corporation, partnership, limited liability company, trust, university, sole proprietorship, government or political subdivision thereof, including an agency, or any other organization that possesses separate legal existence that can exercise independent legal standing.

      1.3 "PTH Patent Rights" shall mean all claims for the clinical uses of PTH 1-34 contained in any and U.S. and foreign patents and patent applications set forth on Schedule 1.3;

            1.3.1 All claims for the clinical uses of PTH 1-34 contained in any other United States and/or foreign, patent applications and/or patents together with any and all patents issuing thereon, including continuation, divisionals and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, based upon inventions or improvements discovered by the Company, any and all of which shall be deemed added to Schedule 1.3;

            1.3.2 All claims for the clinical uses of PTH 1-34 contained in any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Appendix I, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof;

            1.3.3 All claims for the clinical uses of PTH 1-34 contained in any United States and/or foreign patents issuing from any of the foregoing.

      1.4 "Know-how" shall mean all tangible information (other than those contained in the PTH Patent Rights) whether patentable or not (but which have not been patented) and physical objects related to the Technology or to the Licensed Product, including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by or licensed to IGI under the Master License Agreement, which IGI have the right to disclose and license to the Company in accordance with the terms of the Master License Agreement.

      1.5 "Improvements" means any inventions (whether patentable or not), information and data that are developed by the Company or as a result of any research conducted by any Entity (to the extent permitted by law) during the term of this Agreement, the manufacture use or sale of which would infringe an issued or pending claim within the PTH Patent Rights.

      1.6   "Licensed Product(s)" shall mean:

            1.6.1 Any product covered in whole or in part by a valid and unexpired claim contained in the PTH Patent Rights that is made, manufactured, distributed, marketed, used, leased or sold anywhere in the world; and

            1.6.2 Any product that is manufactured anywhere is the world using a process which is covered in whole or in part by a valid and unexpired claim contained in the PTH Patent Rights; and

            1.6.3 Any product that is used anywhere in the world according to a method which is covered in whole or in part by a valid and unexpired claim contained in the PTH Patent Rights.

      1.7 "Net Sales" shall mean the total gross receipts for sales of Licensed Products by or on behalf of the Company or any of its Affiliates or sublicensees, whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales, which are not charged to, paid for, or otherwise assumed by the customer;
(c) outbound transportation prepaid or allowed and transportation insurance, which is not charged to, paid for, or otherwise assumed by the customer; (d) amounts allowed or credited on returns; and (e) packaging and freight charges, which are not charged to, paid for, or otherwise assumed by the customer. For purposes of calculating Net Sales: (a) sales between or among the Company and its Affiliates shall be excluded from the computation of Net Sales where the Affiliates are not the end-users on the sale of the Licensed Products; in which case, such sales by the Company to the Affiliates are so excluded, and it is the gross receipts received by the Affiliates on the subsequent sales of such License Products by the Affiliates to Third Parties that shall be included in the computation of Net Sales; and (b) on sales of Licensed Products by the Company to Affiliates that are end-users of such Licensed Products, the amount that would have been received by the Company for the sale of the same Licensed Products to a third party in an arms length transaction shall be included as the value of such sales in the computation of Net Sales.

                              ARTICLE 2 - GRANT
                              -----------------

      2.1 IGI hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide sublicense to the PTH Patent Rights, Know-how and Improvements for all uses, and to make, have made, use, lease and/or sell the Licensed Products, to the full end of the term for which the PTH Patent Rights are granted, unless sooner terminated as hereinafter provided.

      2.2 IGI has an exclusive worldwide license pursuant to the terms of the Master License Agreement to the PTH Patent Rights, free and clean of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever, together with the right to grant sublicenses thereto. IGI represents that to the best of its knowledge no party is currently in breach of any provision of the Master License Agreement. To IGI's knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the PTH Patent Rights and their use as contemplated in the underlying patent applications as presently drafted. To the best of IGI's actual knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the PTH Patent Rights and their use as contemplated in the underlying patents and applications as presently drafted.

      2.3 IGI has an exclusive worldwide license granted pursuant to the terms of a License Agreement dated December 14, 1995 between Micro-Pak, Inc., a wholly owned subsidiary of Novavax Inc., and Igen, Inc., a wholly owned subsidiary of IGI, (the "Novasome License Agreement"), to certain proprietary rights and intellectual property (including pursuant to certain patents) to a lipid vesicle technology for topical dermatologic products for localized usage at the delivery zone ("the Novasome Technology"). To the extent the Company or its affiliates or sublicensees wish to utilize the Novasome Technology for the development or production of any License Product, IGI expressly agrees to supply and/or manufacture for the Company or its Affiliates or sublicensees any such Licensed Product utilizing the Novasome Technology at IGI's cost.

            2.3.1 As per the terms of the Novasome License Agreement, IGI was granted the license rights to the Novasome Technology for a term of 10 years. In addition, IGI was granted an option ("Option") to extend the exclusive license rights granted thereunder for an additional 10 years, which option is exercisable in the last year of the initial 10 year license period upon the payment of an option fee of $1,000,000. The initial 10 year license granted to IGI under the Novasome License Agreement expires on December 13, 2005. IGI expressly represents and warrants to the Company that it intends to exercise the Option to extend the Novasome License for an additional 10 year period and has already advised Novavax of such intention. IGI further represents and warrants to the best of its current ability based upon its present and future projected business operations that it shall have available the financial and/or other resources to satisfy the Option Fee due and payable on December 13, 2005, to exercise the Option to Extend.

            2.3.2 In the event that IGI fails to exercise the Option, then the royalties described in Section 4.1 of this Agreement shall be reduced by one-third (1/3).

            2.3.3 IGI further represents and warrants that to the best of its knowledge no party is currently in breach of any provision of the Novasome License Agreement. To IGI's knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Novasome Technology.

            2.3.4 To the best of IGI's actual knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Novasome Technology.

      2.4 IGI represents and warrants that following the execution of this Agreement, IGI will negotiate in good faith with the Company to grant the Company a non-exclusive sublicense to certain rights to use the Novasome Technology (the "Novasome Sublicense").

      2.5   (a)   IGI hereby grants to the Company the right to grant
sublicenses to third parties in accordance with the terms contained herein. Any sublicense shall be expressly subject in all respects to the rights, duties, obligations, restrictions, exceptions, royalty and other payment obligations of this Agreement.

            (b) The Company shall provide IGI with a full and complete executed copy of any and all sublicense agreements granted hereunder, as well as any amendments thereto, within five (5) business days following the execution thereof. The Company shall also deliver to IGI copies of all quarterly royalty reports within 10 business days following receipt by the Company from each such sublicensee as shall be required under the terms of the sublicense agreement.

            (c) Any and all Sublicense Agreements granted by the Company hereunder shall expressly provide by the terms thereof that in the event of termination of this Agreement between the Company and IGI, other than termination pursuant to Articles 7.1 and/or 7.6 hereof, such Sublicenses Agreements shall survive and shall be automatically assigned by the Company to IGI without any further action required by the Company, IGI and/or the sublicensees, thereby becoming a direct Sublicense Agreement between IGI and the applicable sublicensee. In the event this Agreement is terminated pursuant to Article 7.1 and/or 7.6 hereof, any and all Sublicense Agreements granted by the Company hereunder shall automatically terminate simultaneously therewith by the express terms thereof.


                          ARTICLE 3 - DUE DILIGENCE
                          -------------------------

      The Company shall use all reasonable commercial efforts to bring the Technology to market through a thorough, vigorous and diligent program for exploitation of the Technology as timely and efficiently as possible. Such program shall include, without limitation, and the Company shall be responsible for the cost of, the preclinical and clinical development of the project, including research and development, manufacturing, laboratory and clinical testing and trials and marketing of Licensed Products, for which the Company shall be responsible. The Company will use all commercially reasonable efforts to treat the first human patient with a Licensed Product within 18 months following execution of this Agreement. The Company shall continue active, diligent marketing efforts for the Technology throughout the term of this Agreement.

      Within thirty (30) days of the Effective Date of this Agreement, the Company and IGI shall establish a development committee (the "Development Committee"), which shall oversee the development activities performed by the Company relating to all uses of the Technology. The Development Committee shall consist of four representatives. Each Party shall be entitled to appoint an equal number of representatives with the requisite experience, credentials, qualifications and seniority to enable him/her to provide the Parties with oversight, recommendations, and guidance with respect to the development activities of the Company relating to the Technology. Each Party shall provide the other Party with written notice of the initial representatives it proposes for appointment to the Development Committee accompanied by their respective resumes, CVs or other statement of professional qualifications for review and written approval by the other Party. From time to time, each Party on written notice to the other Party may remove any of its representatives and appoint new representatives in place thereof, subject to written approval of the other Party. The Company shall be solely responsible for all costs and expenses related to the Development Committee. The Development Committee shall meet monthly or as otherwise agreed to by the Parties. The Company and IGI shall adopt standing rules governing the Development Committee as shall be necessary for its work. A quorum of the Development Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of the Development Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. Neither the Development Committee nor any member thereof shall have any authority or power to act on behalf of or to bind the Company and/or IGI solely as a result of their position and/or in their capacity as a member of the Development Committee.


                ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION
                ---------------------------------------------

      4.1 During the term of this Agreement, the Company shall pay to IGI royalties equal to six percent (6%) of annual Net Sales of the Licensed Products covered by at least one issued and unexpired claim under the PTH Patent Rights; provided, however, that in any calendar year in which Net Sales exceed Two Hundred Million Dollars ($200,000,000), then the Company shall pay IGI royalties equal to nine percent (9%) of any and all Net Sales greater than Two Hundred Million Dollars ($200,000,000) in such calendar year. The Company's royalty obligations under this Article 4.1 shall terminate on a country by country basis with respect to each Licensed Product upon the expiration date of the last to expire of any patent included in the PTH Patent Rights covering the sale of such Licensed Product in such country.

      4.2 As provided by and consistent with the terms of Article 1.7, on sales of Licensed Products by the Company to Affiliates that are end users of such Licensed Products, the value of Net Sales attributed thereto under this Article 4 shall be that gross sales amount which would have been received by the Company from a third party in an arms-length transaction for the sale of the same such Licensed Products.

      4.3 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one valid and unexpired claim contained in the PTH Patent Rights.

      4.4 In the event that a Licensed Product is sold in the form of a combination package together with companion products that are not themselves a License Product, the Net Sales for such combination package upon which the royalty due to IGI is based shall be calculated by multiplying the total sales price of such combination package by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of each of the other companion products included in the combination package if sold separately.

      4.5 Royalty payments shall be paid in United States dollars in New York, New York or at such other place as IGI may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to IGI. The Company shall furnish IGI with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

      4.6 Consistent with Article 5 of this Agreement, the royalties payable by the Company to IGI under this Agreement shall be paid quarterly on or before sixty (60) days following each fiscal quarter ending March 31, June 30, September 30 and December 31 of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company's most recently completed fiscal quarter.

      4.7   The Company shall make the following milestone payments to IGI:

            4.7.1  $300,000 upon execution of the Novasome Sublicense
      Agreement;

            4.7.2 $300,000 upon dosing of the first patient in a Phase II clinical trial of a Licensed Product for the treatment of psoriasis sponsored by or on behalf of the Company or any of its Affiliates or sublicensees;

            4.7.3 $500,000 upon dosing of the first patient in a Phase III clinical trial of a Licensed Product for the treatment of psoriasis sponsored by or on behalf of the Company or any of its Affiliates or sublicensees;

            4.7.4 $1,500,000 upon the acceptance by the FDA of a New Drug Application ("NDA") for a Licensed Product for the treatment of psoriasis filed by or on behalf of the Company or any of its Affiliates or sublicensees;

            4.7.5 $2,400,000 upon the final approval by the FDA of a NDA for a Licensed Product for the treatment of psoriasis filed by or on behalf of the Company or any of its Affiliates or sublicensees;

            4.7.6 $500,000 upon dosing of the first patient in the first Phase III clinical trial of a Licensed Product for the treatment of any disease, physical condition, ailment or illness other than psoriasis that is sponsored by or on behalf of the Company or any of its Affiliates or sublicensees;

            4.7.7 $1,500,000 upon the submission to the FDA of the first NDA for a Licensed Product for the treatment of any disease, physical condition, ailment or illness other than psoriasis that is filed by or on behalf of the Company or any of its Affiliates or sublicensees; and

            4.7.8 $2,400,000 upon the final approval by the FDA of the first NDA for a Licensed Product for the treatment of any disease, physical condition, ailment or illness other than psoriasis that is filed by or on behalf of the Company or any of its Affiliates or sublicensees.

      4.8 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no issued PTH Patent Rights underlying such Licensed Product in such country.

      4.9 To the extent that the Company is required by final order or judgment issued by a court of competent jurisdiction to obtain a royalty bearing license from a third party in order to sell any Licensed Product hereunder in such jurisdiction, then in such case the Company may deduct from the royalties otherwise payable hereunder to IGI for the License Products sold in such jurisdiction up to percent (50%) of the amount of royalties that the Company actually paid to the third party licensee in such jurisdiction; provided, however, that in no event shall the aggregate royalties payable to IGI in any quarterly period on the sales of Licensed Products in such jurisdiction be reduced by more than fifty per cent (50%) as a result of any such deduction pursuant to this Article 4.9 and provided further that any excess deduction remaining as a result of such foregoing limitation may be carried forward to subsequent periods.


                       ARTICLE 5 - REPORTS AND RECORDS
                       -------------------------------

      5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of evidencing the amounts payable to IGI by way of royalty as aforesaid. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be opened up to IGI twice per year upon reasonable notice to the Company. In addition, for two (2) years following the end of the calendar year to which they pertain, said books of account shall be opened up for inspection by IGI's internal accounting staff, independent accountants, chief financial officer and/or by another qualified professional designated by IGI, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's royalty statements or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment of royalties in excess of the greater of $50,000 or two percent (2%) of royalties payable for the preceding twelve (12) month period, then the Company shall within ten (10) days reimburse IGI for the all costs and expenses of the inspection together with payment of the full amount of the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement.

      5.2 Commencing with the date upon which the Company or any of its Affiliates or sublicensees makes its first commercial sale of a Licensed Product, the Company shall thereafter deliver to IGI within 60 days following each fiscal quarter ending March 31, June 30, September 30 and December 31 of each calendar year. complete and accurate reports, giving such particulars of the business conducted by the Company and its Affiliates and sublicensees during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

            5.2.1 List of all Licensed Products used, leased, sold or distributed by or for the Company or its Affiliates or sublicensees.

            5.2.2 Total gross amounts invoiced for all Licensed Products used, leased, sold or distributed by or for the Company or its Affiliates or its sublicensees.

            5.2.3 Total amount of deductions applicable in computed "Net Sales" as defined in Paragraph 1.7 on gross amounts invoiced for Licensed Products used, disturbed, leased, or sold by or for the Company or its Affiliates or its sublicensees.

            5.2.4 Total royalties due from Net Sales of Licensed Products by or for the Company or its Affiliates or its sublicensees.

            5.2.5 Names and addresses of all sublicensees and Affiliates of the Company.

            5.2.6 On an annual basis, the year-end financial statements for each of the Company and its Affiliates and sublicensees.

      5.3 With each such quarterly report submitted, the Company shall pay to IGI the royalties due and payable under this Agreement. In the event no royalties shall be due under the terms hereof, the Company shall inform IGI in writing.

      5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus two percent (2%).

      5.5 The Company agrees to forward to IGI a copy of any and all reports, which are in substance similar to the reports required by this
Article 5, received from any sublicensee and other documents received from any sublicensee as IGI may reasonably request, as may be pertinent to an accounting of royalties. The Company agrees that with respect to any and all Sublicense Agreements granted by the Company hereunder, the Sublicense Agreement executed by the Company and any such third party with respect thereto shall expressly include substantially similar reporting provision requirements for the sublicensee as set forth in this Article 5.

      5.6 Subject to the confidentiality obligations described in Article 15, IGI agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement, except for disclosure as is necessary for IGI's financial reporting and audit requirements and such other disclosure by IGI as may be required by law, including without limitation any disclosure required for compliance with the laws, rules, and regulations of the Securities and Exchange Commission ("SEC"), the American Stock Exchange ("AMEX") or any other regulatory body governing publicly traded companies to which IGI is currently or may be in the future be subject. Notwithstanding the foregoing, IGI may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that IGI take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

      5.7 In accordance with the terms of this Agreement, any and all quarterly royalty payments due and owing to IGI from the Company pursuant to Article 4 for fiscal quarters ending March 31, June 30, September 30 and December 31 of each of calendar year, and the corresponding royalty accounting reports pertinent thereto required under this Article 5, shall be made and delivered to by the Company to IGI within sixty (60) days after the end of each such fiscal quarter.. However, pursuant to securities laws, rules, and regulations, IGI is required to file its quarterly financial reports on SEC Form 10-Q within 45 days of the end of each fiscal quarter, and, as such, cannot report therein royalty revenues earned for that quarter but for which payment thereof was not received within 45 days of the end of such quarter. As a result, since IGI will not receive payment for the royalties earned during each fiscal quarter until sixty (60) days after the end thereof, IGI shall be required to report the quarterly royalty payments received under this Agreement not in the quarter for which they were earned but in the subsequent quarter payment was received. In view thereof, the Parties expressly acknowledge and agree that each report delivered by the Company pursuant to this Article 5 shall contain material nonpublic information relating to and having potential affect on the financial results to be reported by IGI for the subsequent quarter that payment was receive. The Parties further expressly acknowledge and agree that such information constitutes "inside information" subject to the nondisclosure requirements and other restrictions and obligations imposed under applicable securities laws, rules and regulations. Based upon the foregoing, and subject to the confidentiality obligations described in
Article 15, the Company agrees to hold in confidence each report and any and all information contained therein, in whole or part, delivered by the Company to IGI pursuant to this Article 5 until such time that the such information has been reported by IGI's filing of its SEC Form 10-Q for the quarter in which the royalty payment was received by IGI.. Notwithstanding the foregoing, the Company may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental subpoena, compulsory legal requirement or order, provided that the Company take reasonable steps to provide IGI with adequate time and opportunity to contest such subpoena, compulsory legal requirement or order.


               ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE
               ----------------------------------------------

      6.1 The Company shall diligently prosecute and maintain the intellectual property included in the PTH Patent Rights and Improvements including, but not limited to, the filing of patent applications which may be required or desirable. The Company agrees to keep IGI reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities including and to consult in good faith with IGI and take into account IGI's comments and requests with respect thereto. Both Parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

      6.2 The Company may, in its discretion, elect to abandon any patent applications or issued patent comprising the PTH Patent Rights, in which case the Company shall have no further royalty obligation to IGI in respect of any Licensed Products the manufacture, use or sale of which is covered by an issued claim of such abandoned PTH Patent Rights. Prior to any such abandonment, the Company shall give IGI at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such PTH Patent Rights. In such event, IGI shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such PTH Patent Rights under its own control and at its expense and the Company shall then have no royalty or other obligation to IGI in respect of any Licensed Products, the manufacture, use or sale of which is covered by an issued claim of such PTH Patent Rights. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable IGI to obtain and retain sole ownership and control of such PTH Patent Rights.


                           ARTICLE 7 - TERMINATION
                           -----------------------

      7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy under Chapter 7, 11 and/or 13, or if the business of the Company shall be placed in the hands of a receiver or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate. Furthermore, consistent with the express terms of Article 2.4(c) of this Agreement, any and all Sublicense Agreements granted by the Company hereunder shall by its express terms likewise terminate simultaneous with any of the foregoing events.

      7.2 Should the Company fail to make any royalty payments, milestone payments and/or any other payments to IGI which are due in accordance with the terms of this Agreement and which are not the subject of a bona fide dispute between IGI and the Company, IGI shall have the right to terminate this Agreement upon 60 days written notice of termination unless the Company shall pay to IGI, within the 60-day period, all such amounts due and owing. Upon the expiration of the 60-day period, if the Company shall not have paid all such amounts due and owing, the rights, privileges and license granted hereunder shall, at the option of IGI, immediately terminate.

      7.3 Upon any material breach or default of this Agreement by the Company, other than as set forth in Articles 7.1 and 7.2 hereinabove, IGI shall have the right to terminate this Agreement and the rights, privileges and sublicense granted hereunder upon giving sixty (60) days written notice to the Company. Such grounds for termination include, but shall not be limited to, IGI's reasonable determination that the Company is not using its commercially reasonable efforts to keep Licensed Products reasonably available to the public after commercial use commences unless such failure is through no fault of the Company. Such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the sixty (60) day period referred to above.

      7.4 Following the date that is 18 months from the Effective Date of this Agreement, the Company shall have the right to terminate this Agreement in whole or as to any portion of the PTH Patent Rights by giving ninety (90) days written notice thereof to IGI.

      7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination or the obligations under Articles 5, 8, 9, 10, 15 and 16. The Company, and/or its it Affiliates and/or any sublicensees thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products and any Licensed Products still in the process of manufacture but more than 50% completed at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to IGI the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products. Any and all License Products that are not sold by the Company or it Affiliates or sublicensees within such six (6) month period shall be destroyed with validating certification of destruction at the sole cost and expense of the Company or its Affiliates or sublicensees, as the case may be.

      7.6   If not terminated sooner under the express terms of this
Article 7, this Agreement shall terminate on the earlier of (a) twenty (20) years, (b) the last to expire patent contained in the Patents Rights sublicensed to the Company hereunder, or (c) the termination or expiration of the Master License Agreement.

      7.7 Any and all Sublicense Agreements granted by the Company hereunder shall expressly provide by the terms thereof that in the event of termination of this Agreement between the Company and IGI, other than termination pursuant to Articles 7.1 and/or 7.6 hereof, such Sublicenses Agreements shall survive and shall be automatically assigned by the Company to IGI without any further action required by the Company, IGI and/or the sublicensees, thereby becoming a direct Sublicense Agreement between IGI and the applicable sublicense. In the event this Agreement is terminated pursuant to Articles 7.1 and/or 7.6 hereof, any and all Sublicense Agreements granted by the Company hereunder shall automatically terminate simultaneously therewith.


                           ARTICLE 8 - ARBITRATION
                           -----------------------

      8.1 Any dispute arising from or relating to this Agreement shall be submitted for adjudication to the American Arbitration Association ("AAA") located in New York, New York. Unless otherwise mutually agreed by the Parties in writing, the arbitration shall be before a tribunal of three AAA arbitrators under the AAA rules and procedures governing commercial arbitration, as hereby or subsequently amended and/or supplemented by mutual agreement of the Parties. IGI and the Company shall each select one arbitrator to serve on the panel from the list of approved arbitrators provided by the AAA, and the third arbitrator shall be selected by mutual agreement of the first two arbitrators from the list of approved arbitrators provided by the AAA. The Parties further expressly acknowledge and agree that the Federal Rules of Civil Procedure and the Federal Rules of Evidence shall govern the arbitration proceedings. Within sixty (60) days of the completion of the arbitration hearings and all post arbitration proceedings, the arbitrators shall provide the Parties with its written decision specifically setting for the disposition of each claim at issue and the legal, factual and evidentiary basis thereof. No punitive damages can be sought or claimed by either Party in the arbitration, and the arbitrators shall have no authority to and shall be expressly prohibited from awarding any punitive damages against or in favor of either Party on any claim at issue in the arbitration.

      8.2 In the event any dispute arising from or relating to this Agreement is submitted to the AAA for adjudication, and in conjunction therewith there arises a claim, dispute, defense or controversy concerning the validity, enforceability, or infringement of any patent contained in the PTH Patent Rights sublicensed hereunder ("Patent Claims"), the arbitration shall be immediately stayed until such time that the Patent Claims are fully and finally adjudicated by a court having competent jurisdiction thereof. Thereafter, the arbitration shall resume with full binding effect and application being given to the judicial resolution of the Patent Claims in adjudicating the claims at issue in the arbitration.

      8.3 The costs and expenses of such arbitration under Article 8.1, including without limitation attorneys' fees, expert fees and arbitrators' fees, shall be borne by the Parties proportionate to the finding of fault as to each Party as determined by the Arbitrators' written decision. Judgment on the arbitration award may be entered to the extent permitted by law by any court of competent jurisdiction.

                 ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS
                 ------------------------------------------

      9.1 The Company and IGI shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the PTH Patent Rights and provide such other Party with any available evidence of such infringement.

      9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the PTH Patent Rights. In furtherance of such right, IGI hereby agree that the Company may join IGI as a party in any such suit, without expense to IGI. No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of IGI may be entered into without the consent of IGI, which consent shall not be unreasonably withheld. The Company shall indemnify and hold IGI harmless against any costs, expenses or liability that may be found or assessed against IGI in any such suit other than resulting from IGI' negligence or willful misconduct.

      9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to IGI. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, IGI shall have the right, but not the obligation to do so at its sole expense.

      9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit and then to IGI for any royalties credited in accordance with paragraph 9.4. The balance remaining from any such recovery shall be treated as Net Sales and shared in accordance with Paragraph 4.1 hereof.

      9.5 The Company may credit up to fifty percent (50%) of any litigation costs incurred by the Company in any country pursuant to this
Article 9 and up to 50% of all amounts paid in judgment or settlement of litigation within this Article 9 scope of against royalties thereafter payable to IGI hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceeds 50% of royalties payable to IGI in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

      9.6 If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify IGI, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, IGI shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the PTH Patent Rights, and IGI may, for such purposes, join the Company as a party plaintiff. The total cost of any such infringement action commenced solely by IGI shall be borne by IGI and IGI shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

      9.7 In any suit to enforce and/or defend the PTH Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


               ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY
               -----------------------------------------------

      10.1 IGI DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, AS TO ANY MATTER WHATSOEVER, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      10.2 The Company agrees to defend, indemnify and hold IGI harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company or its Affiliates or sublicenses of the PTH Patent Rights, Know-how, Improvements, License Products or other information licensed under this Agreement, or (b) out of any use, sale or other disposition by the Company or its Affiliates of sublicensees of Licensed Products, in each case which are not the direct and proximate result of IGI's gross negligence or willful misconduct. The Company agrees that any and all sublicense agreement entered into relating to a Licensed Product shall contain an express covenant by such sublicense providing for the same defense and indemnity of IGI as provided in this Article.


                           ARTICLE 11 - ASSIGNMENT
                           -----------------------

      This Agreement and the rights and duties appertaining hereto may not be assigned by either Party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other Party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the Company's assets and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time.

                  ARTICLE 12 - PAYMENT OF FEES AND EXPENSES
                  -----------------------------------------

      Each of the Company and IGI shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.


                  ARTICLE 13 - USE OF NAMES AND PUBLICATION
                  -----------------------------------------

      13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates or sublicensees to use in advertising, marketing, publicity, or other promotional activities any name, trade name, trademark, or other designation of IGI or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior written consent of IGI; provided, however, that IGI acknowledges and agrees that the Company may use the names of IGI in various documents used by the Company for capital raising and financing without such prior written consent where the use of such names may be required by law.

      13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between IGI and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between IGI and the Company, or as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

      13.3 In the event that IGI desires to publish or disclose, by written, oral or other presentation, Know-How, PTH Patent Rights, or any material information related thereto then IGI shall notify the Company in writing by facsimile where confirmed by the receiving Party, and/or by certified or registered mail (return receipt requested) of their intention at least thirty (30) days prior to any speech, lecture or other oral presentation and at least thirty (30) days before any written or other publication or disclosure. IGI shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that IGI, no later than ten (10) days following the receipt of such notice, to delay such presentation, publication or disclosure in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request to delay such presentation, publication or disclosure, IGI shall arrange for a delay of such presentation, publication or disclosure until such time as the Company has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company, but in no case shall the delay be for a period of more than thirty (30) days. If IGI does not receive any such request from the Company to delay such presentation, publication or disclosure, IGI may submit such material for presentation, publication or other form of disclosure.

      13.4 At any time after the Effective Date of this Agreement, either Party shall, at its sole cost and expense, be permitted to publicly announce, advertise, feature and/or otherwise market the business relationship between the Parties created under this Agreement in and through such print and other media vehicles as selected by the Parties. Each Party shall provide the other for its prior review and approval, at least seven (7) days prior to the proposed release date, with the form and substance of any and all such proposed announcements, advertising and/or features under this Article 13.4, which approval shall not be unreasonably withheld by such Party.


           ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
           -------------------------------------------------------

      Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other Party in accordance with the terms of this Article 14:

      In the case of IGI:

            Frank Gerardi
            Chairman & CEO
            IGI, Inc.
            105 Lincoln Avenue
            Buena, New Jersey 08310
            Tel: 856-697-1441
            Fax: 856-697-1186

            With a copy of all such notices and communications, excluding payments to:

            Diane L. Mulligan, Esq.
            Edell & Associates, P.C.
            1776 On the Green
            67 Park Place - 8th Floor
            Morristown, New Jersey 07960
            Tel: 973-605-5869
            Fax: 973-605-1812


      In the case of the Company:

            Tarpan Therapeutics, Inc.

            787 Seventh Avenue, 48th Floor
            New York, NY 10019
            Attention: President
            Tel: (212) 554-4300
            Fax: (212) 554-4355


                             15. CONFIDENTIALITY
                             -------------------

      15.1 Any proprietary or confidential information relating to the Technology (including but not limited to Know-how and patent prosecution documents relating to PTH Patent Rights) collectively constitute the "Confidential Information." The Company and IGI agree that they will not use the Confidential Information for any purpose unrelated to this Agreement and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

            15.1.1 The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

            15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company.

            15.1.3 Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by IGI.

            15.1.4 Is disclosed pursuant to the prior written approval of IGI.

            15.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to IGI and IGI has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.


                    ARTICLE 16 - MISCELLANEOUS PROVISIONS
                    -------------------------------------

      16.1 This Agreement shall be construed, governed, interpreted, enforced and applied in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws. Further, it is expressly agreed by the Parties hereto that any and all claims and/or disputes between the Parties subject to arbitration under Article
8.1 hereof shall be governed, adjudicated, decided and/or otherwise resolved by the laws of the State of New Jersey.

      16.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

      16.3 The Company shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export
Administration Regulations.

      16.4 The Parties hereto acknowledge that this Agreement, including the Schedules, Exhibits and documents incorporated by reference, sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the Parties hereto.

      16.5 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

      16.6 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

      16.7 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      16.8 This Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event, it shall be effective as of the date recited on page one.

      16.9 This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

      16.10 Each Party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the Parties.

      16.11 The Company represents and warrants that the execution, delivery and performance of this Agreement by the Company has been duly authorized by the Company with all requisite corporate action. IGI represents and warrants that the execution, delivery and performance of this Agreement by IGI has been duly authorized with all requisite corporate action.

      16.12 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      16.13 This Agreement is the product of negotiations between the Parties and shall be construed neutrally, without regard to the identity of the Party who drew it.

      16.14 (A) All references in this Agreement to the plural shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. The words "hereof", "herein", "hereunder", "this Agreement", "the Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement unless the context otherwise requires. The word "including" when used in this Agreement shall mean "including, without limitation". "And" and "or" as used in this Agreement shall be interpreted conjunctively and shall not be interpreted disjunctively to exclude any information otherwise within the scope thereof.; (B) Any reference in this Agreement to any corporate and/or other business entity shall include and extend to the benefit of such corporate and/or other business entities' predecessors, successors, subsidiaries, affiliates, assigns and/or any and all of their respective past and present agents, attorneys, representatives, officers, directors, employees, representatives, independent contractors, accountants and shareholders, as if same were named individually herein.


                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.


TARPAN THERAPEUTICS, INC.              IGI, INC.


By: /s/ Michael Weiser, M.D., Ph.D.    By: Frank Gerardi
    -------------------------------        -------------
Name: Michael Weiser, M.D., Ph.D.      Name: Frank Gerardi
Title: President                       Title: Chairman & CEO
Date: 4/14/04                          Date: 4/19/04
      -------                                -------

                                  EXHIBIT A
                                  ---------

                                SCHEDULE 1.3
                                ------------

1. United States Patent Applications USSN #[], filed on [] and USSN #[] (CIP of []) filed on [], both entitled "[]".

                                                             Exhibit 10.109

                            SUBLICENSE AGREEMENT

      This Sublicense Agreement (hereinafter referred to as this "Agreement"), effective as of May 4, 2004, (the "Effective Date"), is entered into by and between IGI, Inc. ("IGI"), with its principal place of business located at 105 Lincoln Avenue, Buena, New Jersey 08310, and Tarpan Therapeutics, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), with is principal place of business located at 787 Seventh Avenue, 48th Floor, New York, NY 10019.

      WHEREAS, IGI and Tarpan have previously entered into a Sublicense Agreement dated April 19, 2004 (the "Sublicense Agreement") relating to the development of a technology for the clinical uses of PTH 1-34 relating to the regulation of cell differentiation and proliferation for treatment of skin disorders (the "PTH 1-34 Technology"), which contemplates the use of the Novasome Technology (as defined below); and

      WHEREAS, IGI has been granted the exclusive license to certain proprietary rights and intellectual property (including pursuant to certain patents) to a lipid vesicle technology for topical dermatologic products for localized usage at the delivery zone (the "Novasome Technology") pursuant to a License Agreement between Micro-Pak,, Inc., a wholly owned subsidiary of Novavax Inc., and Igen, Inc., a wholly owned subsidiary of IGI, dated December 14, 1995 (the "Novasome License Agreement), a copy of which is attached hereto as Exhibit A;

      WHEREAS, the Company and IGI agree that the Novasome Technology is critical to the successful commercial development of the PTH 1-34
Technology; and

      WHEREAS, in furthering the intent of the parties under the Sublicense Agreement and in the interest of facilitating the development of the PTH 1-34 Technology, the Company desires to obtain from IGI, and IGI desires to grant to the Company the non-exclusive, world-wide right to use the Novasome Technology under the terms and agreement that MicroPak has with Igen solely for use in the development, commercialization and sale of PTH 1-34 Technology on the terms and conditions set forth herein.

      NOW, THEREFORE, it is hereby agreed that:

      Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Sublicense Agreement.

1.    Definitions.
      ------------

      (a) "Novasome Patent Rights" shall mean all United States and foreign patents and patent applications granted to IGI under the Novasome License Agreement and which are attached as Appendix A hereto in the Field of Use (as defined below).

      (b) "Field of Use" shall mean the use of the Novasome Patent Rights solely in connection with the distribution, marketing, use, or sale of a Licensed Product incorporating the PTH 1-34 Technology.

2.    Grant of Sublicense.
      --------------------

      (a) IGI hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide non-royalty bearing sublicense to use the Novasome Patent Rights solely in the Field of Use, to the full end of the term for which the Novasome Patent Rights are granted, unless sooner terminated as hereinafter provided.

      (b) IGI will use all commercially reasonable efforts to maintain the Novasome License and shall not take any action that would impair the rights of the Company to use the Novasome Patent Rights in the Field of Use.

      (c) As per the terms of the Novasome License Agreement, IGI was granted a license to the Novasome Technology for a term of 10 years, as well as an option to extend the exclusive license rights granted therunder, exercisable in the last year of the initial 10 years license period, upon payment of an option fee of One Million Dollars ($1,000,000) ("Option to Extend"). The initial 10 year license granted to IGI under the Novasome License Agreement expires on December 13, 2005. IGI expressly represents and warrants that it intends to exercise the Option to Extend and has already advised Novavax of such intention IGI further represents and warrants to the best of its current ability based upon its present and future projected business operations that it shall have available the financial and/or other resources to satisfy the Option Fee due and payable on December 13, 2005, to exercise the Option to Extend.

      3. Representations and Warranties. IGI represents that to its best knowledge, it is not currently in breach, nor has it received notice from Novavax that it is in breach, of any provision of the Novasome License Agreement. To IGI's knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Novasome Patent Rights and their use as contemplated in the underlying patent applications as presently drafted.

      4. Term and Termination. This Agreement shall continue in force and effect during the term of the Novasome License Agreement, including any period of time granted pursuant to the exercise of the Option to Extend and shall terminate only upon the earlier to occur of (a) the expiration or termination of the Novasome License Agreement, and (b) the expiration or termination of the Sublicense Agreement.

      5. Miscellaneous. Those Articles relating to Confidentiality, Limitation of Liability, Assignment, Arbitration, Use of Names and Notice contained in the Sublicense Agreement shall apply to this Agreement mutatis mutandi.


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by proper persons thereunto duly authorized.


TARPAN THERAPEUTICS, INC.              IGI, INC.


By: /s/ Michael Weiser, M.D., Ph.D.    By: /s/ Frank Gerardi
    -------------------------------        -----------------
Name: Michael Weiser, M.D., Ph.D.      Name: Frank Gerardi
Title: President                       Title: Chairman & CEO
Date: 5/4/04                           Date: 5/4/04
      ------                                 ------

                                 Appendix A

1. United States Patent Number 5,527,772, Issued on June 18, 1996 entitled "Regulation of Cell Proliferation and Differentiation Using Peptides"

2. United States Patent Number 5,840,690, Issued on Nov. 24, 1998 entitled, Regulation of Cell Proliferation and Differentiation Using Peptides"

3. United States Patent Number 6,066,618, Issued on May 23, 2000 entitled "Regulation of Cell Proliferation and differentiation Using peptides"

4. European Patent Specification PCT/US88/03649 published May 29, 1996 entitled "Regulation of Cell Proliferation and differentiation Using Peptides"

5. United States Patent Application filed August 2002, entitled "Regulation of Cell Proliferation and Differentiation using Topically Applied Peptides"